Exhibit 10.3


                                VOTING AGREEMENT

      This VOTING AGREEMENT ("Agreement") is entered into as of February 15, 2006 by and among FSP PHOENIX TOWER CORP., a Delaware corporation ("Phoenix Tower"), GEORGE J. CARTER, an individual resident of the Commonwealth of Massachusetts ("GJC"), and FRANKLIN STREET PROPERTIES CORP., a Maryland corporation ("FSP").

      WHEREAS, Phoenix Tower is currently governed by that certain Amended and Restated Certificate of Incorporation dated February 6, 2006 and filed with the Delaware Department of State on February 6, 2006 (the "Charter");

      WHEREAS, Phoenix Tower issued one (1) share of common stock, $0.01 par value per share (the "Common Stock");

      WHEREAS, FSP owns 99% of the Common Stock;

      WHEREAS, GJC owns 1% of the Common Stock;

      WHEREAS, Phoenix Tower is authorized to issue 1,050 shares of preferred stock, $0.01 par value per share (the "Preferred Stock");

      WHEREAS, FSP is authorized to purchase up to 472 shares of the Preferred Stock;

      WHEREAS, the Charter requires the affirmative vote or the written consent of the holders of more than 50% of the then outstanding shares of the Preferred Stock to merge or consolidate Phoenix Tower into or with any other corporation or other entity or to sell all or substantially all of the assets of Phoenix Tower ("Merger Vote"); and

      WHEREAS, Phoenix Tower, FSP and GJC wish to provide for the voting by FSP and GJC, as applicable, of the Common Stock and the Preferred Stock.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Common Stock. FSP and GJC agree that, in connection with any Merger Vote, FSP and GJC shall vote the Common Stock held by them in the same manner that a majority of the holders of shares of the Preferred Stock other than FSP or its affiliates vote such shares in favor of or opposed to such Merger Vote. For purposes of determining how FSP and GJC shall vote the Common Stock, abstentions and non-votes by holders of Preferred Stock other than FSP shall not be considered.

      2. Preferred Stock. FSP agrees that, in connection with any matter presented for a vote by the holders of the Preferred Stock, including without limitation any matter to be approved by written consent pursuant to Section 228 of the Delaware General Corporation Law, FSP shall vote the shares of Preferred Stock held by it, if any, in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the Preferred Stock other than FSP and its affiliates. For purposes of determining how FSP shall vote its shares of Preferred Stock, if any, abstentions and non-votes by stockholders other than FSP shall not be considered.

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      3. FSP and GJC agree that they shall take all actions and execute all documents reasonably requested by Phoenix Tower to effect the provisions of this Agreement, including without limitation the execution and delivery of an irrevocable proxy naming such persons designated by Phoenix Tower as proxies.

      4. Phoenix Tower shall notify FSP and GJC as promptly as practicable of the percentage of shares of Preferred Stock held by stockholders other than FSP cast in favor and in opposition to any matter. Phoenix Tower shall as promptly as practicable direct FSP and GJC as to how they are required to vote in connection with any matter in accordance with the provisions set forth above.

      5. This Agreement shall terminate upon the earlier of the following to occur: (i) the written consent of Phoenix Tower, FSP and GJC or (ii) the sale of all or substantially all of the capital stock, assets or business of Phoenix Tower, by merger, consolidation, sale of assets or otherwise. Upon such termination, all rights and obligations to the parties hereto shall terminate.

      6. All notices, requests or other communications hereunder shall be in writing and shall be delivered (i) in person, (ii) by Federal Express or other nationally recognized overnight carrier service which issues confirmation of delivery or (iii) by confirmed facsimile transmission, to Phoenix Tower at its principal office at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880 and to FSP at its principal office at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880, or to such other addresses as either party hereto may designate to the other in writing. Any such notice shall be deemed to be given (i) when delivered, if delivered personally or by Federal Express or other nationally recognized overnight carrier service or (ii) upon confirmation of receipt, if delivered by facsimile transmission.

      7. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to conflicts of laws principles.

      8. If any provision of this Agreement is invalid or unenforceable, such invalidity shall not invalidate or render unenforceable any other part of this Agreement but the Agreement shall be construed as not containing the particular provision or provisions held to be invalid or unenforceable, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

      9. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

      10. This Agreement and any of the terms hereof may be amended, changed, waived or discharged only by an instrument in writing signed by Phoenix Tower, FSP and GJC.

      11. This Agreement is intended by the parties as a final expression of their agreement and intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter.


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

      12. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. The obligations of FSP and GJC hereunder shall be binding on any transferee of the Common Stock and/or the Preferred Stock, if any, that is an affiliate of FSP. Subject to the agreement of such affiliate to be bound hereby, FSP shall have the right to transfer some or all of its Common Stock and/or Preferred Stock, if any, to any of its affiliates. Except as set forth above, no party may transfer its rights and obligations hereunder without the consent of the other parties.



                   [Signatures appear on the following page.]




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


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


PHOENIX TOWER:                      FSP PHOENIX TOWER CORP.
-------------

                                    By:   /s/ George J. Carter
                                          ---------------------------
                                          George J. Carter
                                          President and Chief Executive Officer


FSP:                                FRANKLIN STREET PROPERTIES CORP.
---

                                    By:   /s/ George J. Carter
                                          ---------------------------
                                          George J. Carter
                                          President and Chief Executive Officer


GJC:                                /s/ George J. Carter
---                                 --------------------
                                    George J. Carter


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